EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Company's subsidiaries as of Aug. 31, 2015, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w)).

American Seeds, LLC (Delaware)
Beeologics Inc. (British Virgin Islands)
Channel Bio, LLC (Delaware)
Fundo de Investimentos em Direitos Creditorios (FIDC) II (Brazil)
Mahyco Monsanto Biotech (India) Limited (India)
Monsanto Ag Cooperatief U.A. (Netherlands)
Monsanto Argentina SAIC (Argentina)
Monsanto Canada, Inc. (Canada)
Monsanto Comercial, S de RL de CV (Mexico)
Monsanto do Brasil Ltda. (Brazil)
Monsanto Europe S.A./N.V. (Belgium)
Monsanto Gida ve Tarim Ticaret Limited Sirketi (Turkey)
Monsanto Grain B.V. (Netherlands)
Monsanto Great Lakes Production Co., LLC (Delaware)
Monsanto Holding C.V. (Netherlands)
Monsanto Holdings Private Ltd. (India)
Monsanto Holland BV (Netherlands)
Monsanto Hungaria Kft. (Hungary)
Monsanto Illinois Production Co., LLC (Delaware)
Monsanto International S.A.R.L (Switzerland)
Monsanto Iowa Production Supply Co., LLC (Delaware)
Monsanto Malaysia S.B. (Malaysia)
Monsanto NL BV (Netherlands)
Monsanto Production Supply, LLC (Delaware)
Monsanto Romania SRL (Romania)
Monsanto S.A.S. (France)
Monsanto South Africa (Proprietary) Ltd. (South Africa)
Monsanto Technology, LLC (Delaware)
Monsanto Ukraine LLC (Ukraine)
Monsanto Vegetable IP Holdings C.V. (Netherlands)
Monsanto Venezuela C.A. (Venezuela)
Monsanto Western Production Co., LLC (Delaware)
P4 Production, L.L.C. (Delaware)
Precision Planting, LLC (Delaware)
Semillas y Agroproductos Monsanto, S de RL de CV (Mexico)
Seminis Vegetable Seeds, Inc. (California)
The Climate Corporation (Delaware)